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                                                                   EXHIBIT 10.07


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                                       OF
                                  JIM D. KEVER


         This Amended and Restated Employment Agreement ("Agreement") is entered into between ENVOY Corporation, a Tennessee corporation ("Company"), and Jim D. Kever, a resident of Nashville, Davidson County, Tennessee ("Executive"), effective as of March 30, 1999. The Company and the Executive are sometimes referred to herein as the "Parties."

1. Introduction: The Company and Quintiles Transnational Corp. ("Quintiles") entered into an Amended and Restated Agreement and Plan of Merger among Quintiles Transnational Corp., QELS Corp. and ENVOY Corporation dated as of December 15, 1998 (the "Merger Agreement") pursuant to which, among other things, Quintiles has agreed to acquire ENVOY through the merger of QELS Corp. with and into ENVOY, as provided therein, with ENVOY continuing as the surviving corporation and a wholly-owned subsidiary of Quintiles. The Company and Executive are parties to an Amended and Restated Employment Agreement dated January 1, 1994, amended by an Addendum effective as of January 1, 1994. The Company believes that the assurance of the Executive's continued employment by the Company and the benefit of his business experience are of material importance. Therefore, the Company and the Executive intend by this Agreement to amend the existing employment agreement and to specify the terms and conditions of the Executive's continuing employment relationship with the Company.

2. Employment: The Company hereby employs the Executive and the Executive hereby accepts continuing employment with the Company upon the terms and conditions set forth herein.

3. Duties and Responsibilities:

         3.1 Extent of Service: The Executive shall, during the term of this Agreement, devote such of his entire time, attention, energies and business efforts to his duties as an executive of the Company as are reasonably necessary to carry out his duties specified in Paragraph 3.2 below. The Executive shall not, during the term of this Agreement, engage in any other business activity (whether or not such business activity is pursued for gain, profit or other pecuniary advantage) if such business activity would impair the Executive's ability to carry out his duties hereunder. This Paragraph 3.1, however, shall not be construed to prevent the Executive from investing his personal assets as a passive investor.

         3.2 Position and Duties: Subject to the power of the Board of Directors of the Company to elect and remove officers and the power of the stockholders to remove directors, the Executive shall serve the Company as Chief Executive Officer; and shall perform, faithfully and diligently, the services and functions relating to such office or otherwise reasonably incident to such office as may be designated from time to time by the Board of Directors of the Company; provided that all such services and functions shall be reasonable and within the Executive's area


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of expertise; and provided further that the Executive shall be physically capable of performing the same.

         During the Term (as defined below), the Executive has the sole authority within the Company to terminate the employment of any Continuing Employee (defined in Section 6.17(a) of the Merger Agreement) at any time, subject only to the superior authority of the Quintiles Board of Directors or the Compensation Committee of the Quintiles Board of Directors to initiate by its own determination of facts such a termination, or to overrule a termination planned or announced by the Executive.

         3.3 Place of Employment: During the term of this Agreement, the Company shall maintain its principal executive offices in the Nashville, Tennessee area, and the Executive's primary place of employment shall be at such principal executive offices. During the term of this Agreement, the Company will provide the Executive with a private office, an executive secretary and other customary staff support services, all as are commensurate with the services and functions to be performed by him hereunder.

4. Salary and Other Benefits: Subject to the terms and conditions of this Agreement;

         4.1 Salary: As compensation for his services hereunder and during the term of his employment under this Agreement, the Executive shall be paid an annual salary of not less than $262,000, payable in accordance with the then current payroll policies of the Company. Such salary shall be reviewed annually by the Board of Directors of the Company (or the appropriate committee thereof). The annual salary payable from time to time by the Company to the Executive pursuant to this Paragraph 4.1 is herein sometimes referred to as his "Base Salary."

         4.2 Other Benefits: As long as the Executive is employed by the Company, the Executive shall be entitled to receive the following benefits in addition to his Base Salary:

                  (a) Except to the extent the Parties may agree otherwise subsequent to the date hereof, for each of the years 1999, 2000, and 2001, the Executive shall be entitled to receive: (1) a guaranteed cash bonus of $238,000 ("Cash Bonus") to be paid on or about March 31st of the year following the year Executive earned such Cash Bonus; and (2) an option ("Option") to purchase common stock of the Company, which Option shall have a Black-Scholes value of $450,000, based on the closing price of the Company's common stock on the Date of Grant, which shall be December 31 of the applicable year. The exercise price of the Option will be equal to the closing price of the Company's common stock on the Date of Grant. On each of the first four anniversaries of the Date of Grant, respectively, 25 percent (25%) of the Option shall vest, such that the Option shall be 100 percent (100%) vested on the fourth anniversary of the Date of Grant for each Option. The vested portion of the Option will be exercisable up to ten (10) years from the Date of Grant, provided the Executive remains actively employed by the Company during that period.


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                  The Executive shall be deemed to participate in the Quintiles
         Executive Compensation Plan ("ECP") at a level equivalent to 2.5, and, for each of the years 1999, 2000, and 2001, the Cash Bonus and Option shall constitute the bonus and long-term incentive components, respectively, of the ECP.

                  (b) The Executive shall have the right to participate in all group benefit plans of the Company (including without limitation, disability, accident, medical, life insurance, hospitalization and pension), all in accordance with the Company's regular practices with respect to its senior officers.

                  (c) The Executive shall be entitled to reimbursement from the Company for reasonable out-of-pocket expenses incurred by him in the course of the performance of his duties hereunder.

                  (d) The Executive shall receive an automobile allowance of $10,000 per year, to be reviewed consistent with Quintiles ECP Level
         2.5 incentives.

                  (e) In order to promote the interests of the Company, the Company shall, to the extent consistent with Quintiles' policies regarding ECP Level 2.5 executives, reimburse the Executive for the initiation fees and all dues and assessments incurred by him in connection with his membership in such luncheon clubs and country clubs as may be chosen by the Executive (and, again to the extent consistent with Quintiles' policy regarding ECP Level 2.5 executives, the Company agrees to post any bond required by such clubs and each such bond will remain the property of the Company).

                  (f) The Executive shall be entitled to such vacation, holidays and other paid or unpaid leaves of absence as are consistent with the Company's other officers. Executive shall be entitled to twenty-eight
         (28) days of paid vacation each year. This vacation allowance shall be cumulative from year to year, but shall be limited to three (3) years accumulation. Executive recognizes the essential nature of his duties and hereby agrees the maximum amount of vacation time to be taken shall not exceed twenty-eight (28) consecutive days.

5. Term: The term of this Agreement shall be for three (3) years from the Closing Date as defined in the Merger Agreement ("Term"). After expiration of this Term, if the Company and the Executive agree to continue the Executive's employment, the Executive agrees to execute an Executive Employment Agreement in the form as is generally entered into by executives at the same ECP level. Notwithstanding the foregoing, the indemnification provisions of this Agreement contained in Paragraph 10 shall survive until the expiration of the statute of limitations for assessment of any excise tax under Section 4999 of the Code with regard to an Excess Parachute Payment on account of a Change of Control.

6. Termination and Resignation: The Company shall have the right to terminate the Executive's employment hereunder at any time and for any reason, and upon any such termination the Executive shall be entitled to receive from the Company prompt payment of the



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amount determined pursuant to the applicable subparagraph of Paragraph 7 below.
The Executive shall have the right to terminate his employment hereunder at any time by resignation, and he shall thereupon be entitled to receive from the Company payment of the amount determined pursuant to the applicable subparagraph of Paragraph 7 below.

7. Payments Upon Termination and Resignation:

         7.1 Contract Term Payments: Subject to the provisions of Paragraph 7.2, if during the three (3) year term of this Agreement, the Company terminates Executive's employment with the Company for any reason or Executive resigns for any reason, then Executive shall be entitled to receive his Base Salary and Cash Bonus for the remainder of the unexpired term of this Agreement, payable in the same amounts and at the same times as if the Executive's employment had not terminated.

         7.2 Multiple Base Salary Payment: In lieu of the payment provided for in Paragraph 7.1, if after the occurrence of an Initial Change in Control Event of the Company, other than any Initial Change in Control Event arising out of the transaction contemplated by the Merger Agreement, the Company terminates the Executive's employment hereunder (a) because of a Discharge Event, or (b) without Cause and without any Discharge Event, then in either case the Company will pay to the Executive a lump sum termination payment equal to 2.99 times the sum of his Base Salary and his Cash Bonus (collectively, the "Lump Sum Payment"). In lieu of the payment provided in Paragraph 7.1, if after the occurrence of a Change in Control of the Company, other than the Change in Control effected by the transaction contemplated by the Merger Agreement, (a) the Company terminates the Executive's employment hereunder for any reason other than for Cause (other than his death or disability), or (b) the Executive voluntarily resigns his employment hereunder for any reason (other than his death or disability), then in each case the Company will pay to the Executive the Lump Sum Payment. Notwithstanding the foregoing, the Company shall not pay any Lump Sum Payment or other termination payment to Executive pursuant to this Paragraph 7.3 if, after termination of employment with the Company, the Executive is employed by a newly created subsidiary formed to continue the health care services business of the Company, the stock of which subsidiary is distributed to the shareholders of Quintiles, and this newly created subsidiary assumes all obligations of the Company under this Agreement. Further, notwithstanding the foregoing, Executive specifically agrees that, should his employment hereunder terminate for any reason, he has no, and will claim no, entitlement to the Lump Sum Payment by virtue of the Change in Control effected by the transaction contemplated by the Merger Agreement.

         7.3 Certain Definitions:

                  (a) Termination by the Company of the Executive's employment for "Cause" shall mean termination upon the willful misappropriation of funds or properties of the Company or the willful contravention of the standards referred to in the last sentence of Paragraph 11 below. For purposes of this definition, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or



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         omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors of Quintiles ("Board") at a meeting of the Board duly called and held (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board) finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth above and specifying the particulars thereof in detail.

                  (b) "Cash Bonus" shall mean the $238,000 cash payment referred to in Paragraph 4.2(a).

                  (c) A "Change in Control" shall be conclusively deemed to have occurred if (and only if) any of the following shall have taken place:
         (i) a change in control is reported by Quintiles in response to either
         Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or Item I of Form 8-K promulgated under the Exchange Act; (ii) any person (as such term is used in Sections 13 (d) and 14 (d) (2) of the Exchange
         Act) is or becomes the beneficial owner (as defined in Rule l3d-3 under the Exchange Act) directly or indirectly, of securities of Quintiles representing forty percent or more of the combined voting power of Quintiles then outstanding securities; (iii) the Company shall cease to be a subsidiary (as defined under the Exchange Act) of Quintiles; or
         (iv) following the election or removal of directors, a majority of the Board consists of individuals who were not members of the Board two years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

                  (d) The "Code" shall refer to the Internal Revenue Code of 1986, as amended.

                  (e) A "Discharge Event" shall have occurred if the Executive shall have received a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Compensation Committee of the Board finding that, upon the recommendation of and for the reasons cited by the Chairman of the Company, the Executive is no longer discharging his duties in a manner consistent with the effective administration of the affairs of the Company and hence the continued employment of the Executive is no longer in the best interest of the Company.

                  (f) An "Initial Change in Control Event" shall be conclusively deemed to have occurred when any individual, group, partnership, corporation, trust or other entity ("Person") initiates a course of action or conduct that, in the good faith judgment of the Board, might reasonably be expected to lead to a Change in Control of Quintiles. For example and without limiting the scope of the foregoing, an Initial Change in Control Event would include the public announcement or other disclosure by a Person of its



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         intention (i) to acquire by private or open market purchase, tender offer, exchange offer, or otherwise forty percent or more of the combined voting power of Quintiles' outstanding securities, or (ii) to solicit proxies or consents for the removal of at least three incumbent directors or the election of at least three persons to serve as directors of Quintiles in opposition to nominees proposed by the Board of Directors of Quintiles.

8. Acceleration of Options: Contemporaneously with the occurrence of a Change in Control of the Company (including without limitation, the Change in Control contemplated by the Merger Agreement) or Quintiles, the Board of Directors of the Company or Quintiles (or the appropriate committee thereof) will accelerate all outstanding options previously granted to the Executive under any then existing Company or Quintiles stock option plan that are not otherwise exercisable by the Executive at the time the Change in Control of the Company or Quintiles occurs.

9. Tax Reimbursement Payment.

         9.1 Notwithstanding anything to the contrary contained in this Agreement, in any plan of the Company or Quintiles, or in any other agreement or understanding, the Company will pay to the Executive, at the times herein specified, an amount (the "Additional Amount") equal to the excise tax under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), if any, incurred or to be incurred by the Executive by reason of the payments under this Agreement, acceleration of vesting of stock options, stock appreciation rights or restricted stock granted to Executive, or payments under any other plan, agreement or understanding between the Executive and the Company or Quintiles, constituting Excess Parachute Payments (as defined below), plus all excise taxes and federal, state and local income taxes incurred or to be incurred by the Executive with respect to receipt of the Additional Amount. For purposes of this Agreement, the term "Excess Parachute Payment" shall mean any payment or any portion thereof which would be an "excess parachute payment" within the meaning of Section 280G(b) of the Code, and which would result in the imposition of an excise tax on the Executive under Section 4999 of the Code. Attached hereto as Exhibit A is an example illustrating the computation of the Additional Amount.

         9.2 All determinations required to be made regarding the Additional Amount, including whether payment of any Additional Amount is required and the amount of any Additional Amount, shall be made by the independent accounting firm which is advising the Company (the "Accounting Firm"), which shall provide detailed support calculations to the Company and the Executive on or before the last day of the calendar year during which occurs the Change of Control (the "Change of Control Year"). In computing taxes, the Accounting Firm shall use the highest marginal federal, state and local income tax rates applicable to single taxpayers for the year in which the Additional Amount is to be paid (unless, within 30 days after the occurrence of the Change in Control the Executive specifies in writing to the Company his marginal tax rate) and shall assume the full deductibility of state and local income taxes for purposes of computing federal income tax liability. The portion of the Additional Amount based on the excise tax as determined by the Accounting Firm to be due for the Change of Control Year shall be paid to the Executive no later than March 1 immediately following the end of the Change



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of Control Year. The portion of the Additional Amount based on the excise tax as determined by the Accounting Firm to be due for each calendar year following the Change of Control Year shall be paid to the Executive on or before March 1 immediately following the end of each such calendar year. If the Company determines that the excise tax for any year will be different from the amount originally calculated in the report of the Accounting Firm delivered at the end of the Change of Control Year, then the Company shall provide to the Executive detailed support calculations by the Accounting Firm specifying the basis for the change in the Additional Amount.

10. Indemnification.

         10.1 If the Executive shall have to institute litigation brought in good faith to enforce any of his rights under the Agreement, the Company shall indemnify the Executive for his reasonable attorney's fees and disbursements incurred in any such litigation.

         10.2 In the event that an excise tax is ever assessed by the Internal Revenue Service against the Executive (or if the Company and the Executive mutually agree that an excise tax is payable) by reason of the payment under this Agreement, acceleration of vesting of stock options, stock appreciation rights or restricted stock granted to Executive, or payments under any other plan, agreement or understanding between the Executive and the Company or Quintiles, as the case may be, constituting Excess Parachute Payments, and if such excise tax was not included in the determination by the Accounting Firm of the Additional Amount that has been actually paid to the Executive, the Company agrees to indemnify the Executive by paying to the Executive the amount of such excise tax, together with any interest and penalties, including reasonable legal and accounting fees and other out-of-pocket expenses incurred by the Executive, attributable to the failure to pay such excise tax by the date it was originally due, plus all federal, state and local income taxes incurred with respect to payment of the excise tax calculated in a manner analogous to Exhibit A. Upon Executive's receipt from the Internal Revenue Service ("IRS ") of any deficiency notice, notice of assessment or any other written communication relating to the excise tax on Excess Parachute Payment, Executive shall give notice thereof to the Company within ten business days of receipt thereof. In the event of any dispute concerning the potential excise tax (including any administrative proceedings within the IRS or court proceedings), the Company, as the indemnifying party, shall be entitled to assume the defense of such a dispute or proceeding, no compromise or settlement of such claim may be effected without the Company's and Executive's mutual consent (which consents shall not be unreasonably withheld) and the Company shall have no liability with respect to any compromise or settlement of such claims effected without its consent. In addition, in the event the Company assumes defense of any proceeding, the Executive shall not be entitled to indemnification for outside legal fees and expenses independently incurred by Executive. This indemnification obligation shall survive the termination of the Agreement and shall apply to all such excise taxes on Excess Parachute Payments, whether due before or after termination of employment.

         10.3 If the excise tax for any year which is actually imposed on the Executive is finally determined to be less than the amount taken into account in the calculation of the Additional Amount that was paid to the Executive pursuant to Paragraph 9, then the Executive shall repay to



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the Company, at the time that the amount of such reduction in excise tax is finally determined, the portion of the Additional Amount attributable to such reduction (including the portion of the Additional Amount attributable to the excise tax and federal and state income taxes imposed on the Additional Amount being repaid by the Executive, to the extent that such repayment results in a reduction in such excise tax, federal or state income tax), plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code.

11. Preservation of Business, Fiduciary Responsibility: The Executive shall use his best efforts to preserve the business and organization of the Company, to keep available to the Company the services of present employees and to preserve the business relations of the Company with suppliers, distributors, customers and others. The Executive shall not commit any act, or in any way assist others to commit any act, which would injure the Company. So long as the Executive is employed by the Company, the Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

12. Restrictive Covenants:

         12.1 Covenants Against Competition: Executive acknowledges that (a) the business of the Company and its affiliates, including Quintiles, is as described in the most recent annual reports on Form 10-K as filed with the Securities and Exchange Commission by both the Company and by Quintiles and, thereafter, as described in each successive annual report on Form 10-K filed by Quintiles (the "Company Business"); and (b) Executive's work for the Company will bring him into close contact with many confidential matters not readily available to the public.

         12.2 Non-Compete: For a period of time (the "Restricted Period") commencing on the date of this Agreement and continuing until the later of: (i) the last day of the three (3) year term of this Agreement; or (ii) the date, eighteen (18) months from the date of termination of Executive's employment for whatever reason, including without limitation, the expiration of this Agreement, but only so long as payments are made pursuant to Paragraph 7.1 or, to the extent that the Restricted Period extends beyond the date of the last payment made pursuant to Paragraph 7.1, so long as additional payments of the same amounts and frequency continue to be made for the remainder of the Restricted Period, Executive covenants and agrees that he will not, without the express approval of the Board of Directors, directly or indirectly anywhere in the Restricted Territory, as defined below:

                  (a) engage in any business for his own account;

                  (b) enter into employment for, or render any services to any person engaged in any business; or

                  (c) become interested in any person engaged in any business directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity;



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if such business is competitive directly or indirectly, with the Company
Business and substantially injurious to the Company's or Quintiles' financial interests; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity if Executive (a) is not a controlling person with respect to such entity and (b) does not, directly or indirectly, own five percent or more of any class of the securities of such entity.

         For purposes of this Agreement, "Restricted Territory" shall mean: (i) any city, metropolitan area, country (or similar political subdivisions in foreign countries) in which the Company is located or does, or, during Executive's employment with the Company, did business; (ii) any city, metropolitan area, county (or similar political subdivisions in foreign countries) in which the Executive's substantial services were provided, or for which Executive had substantial responsibility, or in which Executive performed substantial work on Company, or the Company's affiliates', including Quintiles', projects while employed by the Company.

         12.3 Trade Secrets: Confidential Information: Executive covenants and agrees that at all times during and after the Restricted Period, he shall keep secret and not disclose to others or appropriate to his own use or the use of others any trade secrets, or secret or confidential information or knowledge pertaining to the Company Business or the affairs of the Company or any of its affiliates, including Quintiles, including without limitation trade know-how, trade secrets, consultant contracts, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and design projects, inventions and research projects; provided, however, that the following shall not constitute a breach or violation of this Paragraph: any disclosure made by the Executive in the course of his employment by the Company as provided in this Agreement, or any disclosure reasonably believed by Executive to be compelled by law or legal process. Information shall not be deemed confidential or secret for purposes of this Agreement if it is generally known in the industry.

         12.4 Employees of the Company. During the Restricted Period, Executive shall not directly or indirectly hire away or solicit to hire away from the Company or any of its affiliates, including Quintiles, any employee of the Company or its affiliates, including Quintiles.

         12.5 Property of the Company: All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Executive or made available to Executive during his employment by the Company concerning the business or affairs of the Company or any of its affiliates, including Quintiles, other than any of such which may also pertain personally to Executive, shall be the exclusive property of the Company and shall be delivered to the Company promptly upon the termination of Executive's employment with the Company or at any other time on request by the Board of Directors of the Company or such affiliates.

         12.6 Rights and Remedies Upon Breach: If Executive breaches, or threatens to commit a breach of, any of the provisions of Paragraphs 12.2 through 12.5 of this Agreement (collectively, the "Restrictive Covenants") the Company shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of



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which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company: (a) the right and remedy to have any of the Restrictive Covenants specifically enforced by any court having jurisdiction and in Tennessee by an arbitration panel as provided in Paragraph 15 of this Agreement (with respect to Paragraph 12.2, at any time during the eighteen (18) month period following termination, but not thereafter; provided, however, Executive recognizes that, if he should breach any of the provisions of Paragraph 12.2, following such eighteen (18) month period, then the Executive shall be entitled to no further payments from the Company), it being hereby acknowledged and agreed by Executive that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and (b) the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transactions constituting a breach of any of the Restrictive Covenants, and Executive shall account for and pay over such benefits to the Company.

         12.7 Severability of Covenants: If it is determined that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If it is determined that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision, the geographical area covered thereby, or any other determination of unreasonableness of the provision, the arbitration panel making such determination shall have the power to reduce the duration, area or scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

13. Notice: All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

                  (a)      To the Company:

                           ENVOY Corporation
                           15 Century Boulevard, Suite 600
                           Two Lakeview Place
                           Nashville, Tennessee 37214

                  (b)      To the Executive:

                           Jim D. Kever
                           75 St. Mellion
                           Nashville, Tennessee 37215

14. Controlling Law and Performability: The execution, validity, interpretation and performance of this Agreement shall be governed by the law of the State of Tennessee.



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15. Arbitration: Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in Nashville, Tennessee. In the proceeding the Executive shall select one arbitrator, the Company shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator. The decision of a majority of the arbitrators shall be binding on the Executive and the Company. Should one party fail to select an arbitrator within five days after notice of the appointment of an arbitrator by the other party or should the two arbitrators selected by the Executive and the Company fail to select an arbitrator within ten days after the date of the appointment of the last of such two arbitrators, any person sitting as Judge of the United States District Court for the Middle District of Tennessee, Nashville Division, upon application of the Executive or the Company shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the first sentence of this Paragraph 15. Any arbitration proceeding pursuant to this Paragraph 15 shall be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

16. Expenses: The Company will pay or reimburse the Executive for all costs and expenses (including arbitration and court costs and attorneys' fees) incurred by the Executive as a result of any claim, action or proceeding arising out of, or challenging the validity, advisability or enforceability of this Agreement or any provision thereof.

17. No Obligation to Mitigate: The Executive shall not be required to mitigate the amount of any payment provided for in Paragraph 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Paragraph 7 be reduced by any compensation earned by the Executive as a result of employment by another employer or otherwise.

18. Additional Instruments: The Parties shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

19. Entire Agreement and Amendments: This Agreement contains the entire agreement of the Parties relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof, provided, however, that nothing herein shall affect in any respect the rights and obligations of the Company and the Executive under any Incentive Agreements implemented prior to the date of this Agreement and not expressly referred to herein. This Agreement may be changed only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

20. Severability: If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any arbitrator or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

21. Assignments: The Company may assign (whether by operation of law or otherwise) this Agreement only with the written consent of the Executive, which consent shall not be withheld unreasonably, and in the event of an assignment of this Agreement, all covenants, conditions and provisions hereunder shall inure to the benefit of and be enforceable against the Company's successors and assigns. The rights and obligations of Executive under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer.

22. Effect of Agreement: Subject to the provisions of Paragraph 21 with respect to assignments, this Agreement shall be binding upon the Executive and his heirs, executors, administrators, legal representatives and assigns and upon the Company and its respective successors and assigns.

23. Execution: This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument.

24. Waiver of Breach: The waiver by either Party of a breach of any provision of the Agreement by the other Party shall not operate or be construed as a waiver by such Party of any subsequent breach by such other Party.

                                   * * * * * *

         IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Employment Agreement as of March 30, 1999.

                                         ENVOY CORPORATION



                                         By:      /s/ Fred Goad
                                             -----------------------------------
                                             Name:    Fred C. Goad
                                             Title:   Co-Chief Executive Officer


                                         EXECUTIVE



                                         By:      /s/ Jim D. Kever
                                             -----------------------------------
                                             Name:    Jim D. Kever

                                    EXHIBIT A


1.       Assumptions

         (a) Employee has option to acquire 10,000 shares at $10.00 per share on January 1, Year 5.

         (b) An event occurs that accelerates the exercise of the option to January 1, Year 4.

         (c)      Shares trade at $20.00 per share on January 1, Year 4.

         (d) 120% of the applicable federal rate is 6.00% (compounded semiannually).

         (e)      All payments are subject to the excise tax of 20%.

         (f) In addition to an accelerated option, Employee receives a termination payment of $32,259 on January 1, Year 4.

2.       Computation of Excise Parachute Payment Subject to Excise Tax

         (a)      Accelerated payment ($10.00 spread x 10,000 shares) = $100,000

         (b)      Amount by which the accelerated payment exceeds the
                  present value of the payment absent acceleration
                  ($100,000 - $94,259) =                                  $5,741

         (c)      1% of accelerated payment multiplied by the number of
                  full months between the date of acceleration and the
                  date the employee would have received payment absent acceleration
                  (.01 x $100,000 x 12) =                                $12,000

         (d)      Portion of accelerated payment subject to Excise Tax = $17,741

         (e)      Termination payment subject to Excise Tax =            $32,259

3.       Excess Parachute Payment Subject to Excise Tax =                $50,000

4.       Excise Tax on Item 3 @ 20% =                                    $10,000

5.       Total Additional Amount Under Agreement =                       $24,752

EXHIBIT A CONT.


6.       Verification of Total Additional Amount

         (a)      Excise Tax on additional $24,752 @ 20%                 $4,950


         (b)      Federal Income Tax on $24,752

                  (i)      Additional Income                             $24,752

                  (ii)     (State Income Tax Deduction                         0
                                                                         -------

                  (iii)    Net Additional Federal Taxable Income         $24,752

                  (iv)     Federal Income Tax @ 39.65                     $9,802

         (c)      Total Taxes on Additional Amount                       $14,752

         (d)      Net Amount Available to Key Employee to Pay
                  Excise Tax in #2                                       $10,000


The formula used to compute the Additional Amount is to divide the Excise Tax amount on the excess parachute payment by a percentage equal to 100% less the sum of the Excise Tax percentage plus (the state income tax percentage) plus the federal tax percentage less a percentage determined by multiplying the federal tax percentage times the state tax percentage. Thus, in the example above, the following percentages should be subtracted from 100%:

                  1)       Excise Tax Percentage                       20.00%
                  2)       Assumed State Tax Percentage -               0.00%
                  3)       Federal Income Tax Percentage -             39.60%
                                                                       ------
                           Total                                       59.60%
                           Less 39.6% Times 0%                    -     0.00%
                                                                       ------
                                                                       59.60%

The resulting percentage of 100%-59.60%=40.40% should be divided into $10,000=$24,752.